EXHIBIT 99.3

VANGUARD HEALTH SYSTEMS, INC.
Calculation of Certain Financial Covenants under Senior Secured Credit Agreement
September 30, 2012

($ presented in millions, unaudited)	Trailing twelve
	months ended
Interest Coverage Ratio:	September 30, 2012
Adjusted EBITDA(1)	$590.2
Add: Equity method cash distributions received	1.7
Add: Franchise tax expense	0.4
Add: Gross interest income recognized	0.7
Add: Capitalized interest recorded	4.0
Less: Non-controlling interest distributions paid	(0.4)
Consolidated EBITDA, as defined in senior secured credit agreement	$596.6	A

Net interest	$187.8
Add: Capitalized interest recorded	4.0
Less: Non-cash accretion of senior discount and senior unsecured notes	(4.3)
Less: Non-cash amortization of financing costs	(7.5)
Less: Interest related to specified construction projects	(8.0)
Consolidated cash interest expense, as defined in senior secured credit agreement	$172.0	B

Interest coverage ratio (A/B)	3.47	x

Minimum interest coverage ratio required as of September 30, 2012	2.10	x

Leverage Ratio:	As of September 30, 2012
Term debt and senior notes outstanding	$2,694.4
Less: Cash and cash equivalents	(330.2)
Less: Restricted cash	(3.9)
Less: Debt incurred to fund specified construction projects	(125.7)
Consolidated debt, as defined in senior secured credit agreement	$2,234.6	C

Consolidated EBITDA, as defined in senior secured credit agreement	$596.6	A

Leverage ratio (C/A)	3.75	x

Maximum leverage ratio allowed as of September 30, 2012	5.75	x

VANGUARD HEALTH SYSTEMS, INC.
Calculation of Certain Financial Covenants under Senior Secured Credit Agreement
September 30, 2012
(continued)

(1) Adjusted EBITDA is defined as income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, non-controlling interests, gain or loss on disposal of assets, equity method income or loss, stock compensation, monitoring fees and expenses, realized gains or losses on investments, debt extinguishment costs, acquisition related expenses, impairment and restructuring charges, pension expense (credits) and discontinued operations, net of taxes. Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Vanguard Health Systems, Inc. stockholders, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies. The following table provides a reconciliation of Adjusted EBITDA to net income (loss) attributable to Vanguard Health Systems, Inc. stockholders during the trailing twelve months ended September 30, 2012 (in millions).

		Add:	Less:	Trailing twelve
	Three months ended	Year ended	Three months ended	months ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012
Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$13.9	$57.3	$(21.7)	$92.9
Interest, net	50.8	182.8	45.8	187.8
Income tax expense	4.9	22.2	(15.2)	42.3
Depreciation and amortization	65.6	258.3	62.6	261.3
Non-controlling interests	1.0	(1.4)	(2.3)	1.9
Loss (gain) on disposal of assets	(0.9)	0.6	(1.2)	0.9
Equity method income	(0.6)	(1.5)	(0.1)	(2.0)
Stock compensation	2.2	9.2	0.7	10.7
Realized losses on investments	0.2	—	—	0.2
Acquisition related expenses	—	14.0	12.2	1.8
Debt extinguishment costs	—	38.9	38.9	—
Impairment and restructuring charges	—	(0.1)	(0.1)	—
Pension credits	(3.8)	(5.1)	(1.0)	(7.9)
Discontinued operations, net of taxes	(0.1)	0.5	0.1	0.3
Adjusted EBITDA	133.2	575.7	$118.7	$590.2